Exhibit 10.3

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

As Amended and Restated as of November 15, 2006

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

1. GENERAL

(a) Purpose. This Chittenden Corporation 2005 Executive Management Incentive Compensation Plan (the “Plan” or “EMICP”) is intended to assist Chittenden Corporation, a Vermont corporation (the “Company”), and its Affiliated Corporations in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute to the growth and profitability of the Company and its Affiliated Corporations through the award of certain incentives. The Plan also is intended to enable the Committee to preserve the tax deductibility of incentive awards under Section 162(m) of the Code, and to advance the interests of the shareholders of the Company by providing performance-based incentives to eligible individuals.

(b) Effective Date. The Plan shall become effective as of the date of its adoption by the Board of Directors of the Company, subject to stockholder approval, and shall continue in effect until terminated by the Board pursuant to Section 6(a). No payment may be made hereunder prior to stockholder approval of the Plan.

2. DEFINITIONS

(a) “Affiliated Corporations” shall include members of the controlled group of corporations within the meaning of Section 1563 of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(d) “Committee” means the committee designated by the Board to administer the EMICP. With respect to Covered Employees for whom the EMICP is intended to provide “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, any Committee must consist of two or more persons each of whom are “outside directors” within the meaning of Section 162(m) of the Code. To the extent the Committee delegates authority pursuant to Section 5(b), references to the Committee in the EMICP shall, as appropriate, be deemed to refer to the Committee’s delegate.

(e) “Company” means Chittenden Corporation.

(f) “Comparison Group” means the peer group of companies designated by the Committee as the Comparison Group relative to a given Performance Period, as described in Section 4(a)(i).

(g) “Covered Employee” has the meaning given such term under Section 162(m) of the Code.

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

(h) “EMICP” means the Chittenden Corporation 2005 Executive Management Incentive Compensation Plan, as it may be amended from time to time.

(i) “Employer” means the Company and any Affiliated Corporation that employs a Participant.

(j) “Fiscal Year” means the 12-month period beginning on each January 1 and ending on December 31 of the same calendar year.

(k) “Incentive Percentage” means the number determined by the Committee as the percentage of a Participant’s annual rate of salary in effect for the last full payroll period of the Performance Period to be paid as an Incentive Plan Award if the specified Performance Goals are achieved. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement of different levels of the Performance Goals.

(l) “Incentive Plan Award” means an incentive compensation award under the EMICP, payment of which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.

(m) “Participant” means an employee of an Employer participating in the Plan for a Performance Period as provided in Section 3.

(n) “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. Solely with respect to Covered Employees for any Performance Period for which the EMICP is intended to provide Qualified Performance-based Compensation, Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals relate (and in the case of a Performance Period shorter than a Fiscal Year, no later than the date on which 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain. The Performance Goals may be based upon the performance of the Company, of any Affiliated Corporation, of a division thereof, and/or of an individual Participant, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for the Company or an Affiliated Corporation, or division thereof, or an individual. With respect to Participants who are not Covered Employees, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at the time of grant to be Qualified Performance-based Compensation. Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

(o) “Performance Measure” means one or more of the following criteria, on which Performance Goals may be based, subject to Section 4(a): (1) gross or net revenue; (2) earnings from operations, earnings before taxes; (3) earnings per common share (either basic or diluted); (4) return on assets, return on investment, return on capital, return on equity, or return on tangible equity; (5) economic value created; (6) operating margin or profit margin; (7) net interest margin; (8) asset quality; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(p) “Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee.

(q) “Qualified Performance-based Compensation” has the meaning given such term under Section 162(m) of the Code and the regulations promulgated thereunder.

3. PARTICIPATION

Individuals eligible to participate in the EMICP shall consist of officers and other employees of an Employer whom the Committee determines have the potential to contribute significantly to the success of the Company and its Affiliated Corporations. For each Performance Period the Committee shall determine which officers and other employees shall participate in the EMICP. For any Performance Period for which Incentive Plan Awards are intended to be Qualified Performance-based Compensation, the Committee shall designate the Covered Employees eligible to participate in the EMICP no later than the 90th day of the Fiscal Year (or, in the case of a Performance Period shorter than a Fiscal Year after no later than the date on which 25% of the Performance Period has elapsed), so long as the attainment of the Performance Goals is still substantially uncertain.

4. INCENTIVE PLAN AWARDS

(a) Determination of Incentive Plan Awards.

(i) Unless the Committee determines otherwise, 60% of a Participant’s Incentive Plan Award shall be based upon absolute Performance Measures (which, for those Participants who are employees of an Affiliated Corporation, shall include, among other measures, individual

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

bank performance), and the remaining 40% shall be based upon relative Performance Measures which consider the Company’s financial performance relative to a Comparison Group with respect to earnings per share growth, return on equity, return on tangible equity, net interest margin, return on assets, asset quality and/or any other measures deemed appropriate by the Committee. The Comparison Group for each Performance Period shall be designated by the Committee no later than the 90th day of the Fiscal Year (or, in the case of a Performance Period shorter than a Fiscal Year after no later than the date on which 25% of the Performance Period has elapsed), provided that, if the Committee does not so designate a new Comparison Group for any Performance Period, the Comparison Group shall be that most recently designated by the Committee. In the event a merger, acquisition, or other extraordinary corporate event affects a company included in the Comparison Group, and if as a result in the Committee’s judgment such event causes the Performance Measures for such company not to be comparable with periods prior to the event or otherwise necessitates a change or adjustment to ensure continued comparability, the Committee shall make such adjustments, including substituting another company in place of the affected company, in order to maintain the comparability of results of the Comparison Group. Unless the Committee determines otherwise, the absolute Performance Measures for Participants who are employees of the Company shall be based on the Company’s earnings per share, return on equity and return on tangible equity relative to annual budget goals established for the Company on a consolidated basis (the “overall corporate goals”); and the absolute Performance Measures for Participants who are employees of an Affiliated Corporation shall be based 50% on the overall corporate goals and 50% on Performance Measures for the Affiliated Corporation relative to annual budget goals established for such Affiliated Corporation.

(ii) The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals has been attained. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles. The Committee may adjust Performance Goals to take into account the effect of the following, subject to Section 6(j): Changes in accounting standards that may be required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other rulemaking body after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; and other items as the Committee determines to be required so that the operating results of the Company, division, or an Affiliated Corporation shall be computed on a comparative basis from Performance Period to Performance Period. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data. The Committee may also, in its discretion, adjust an Incentive Plan Award based on other factors it deems relevant and appropriate; provided, however, that the Committee may only exercise such discretion to reduce, and not to increase, an Incentive Plan Award unless such award was not intended to be Qualified Performance- based Compensation.

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

(b) Eligibility and Amount of Incentive Plan Award.

(i) To be eligible for payment of any Incentive Plan Award, the Participant must: (x) have performed the Participant’s duties to the satisfaction of the Committee; (y) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or an Affiliated Corporation; and (z) otherwise complied with Company and Employer policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above. In addition, unless the Committee determines otherwise, the Participant must be employed by the Company or an Affiliated Corporation on the day on which the Incentive Plan Award is scheduled to be paid in accordance with Section 4(c), except in the event termination is due to the Participant’s death, disability (as defined in Section 422(c) of the Code) or retirement (after attainment of age 55), or a separate agreement entered into between the Participant and his or her Employer specifically provides otherwise; provided however, that no Participant shall receive such an Incentive Plan Award upon retirement or pursuant to a separate agreement entered into between the Participant and his or her Employer unless such award was not intended to be Qualified Performance-based Compensation. In the event of a Participant’s death, disability or retirement, the Incentive Plan Award shall be prorated based upon the period of employment during the Performance Period. The Committee may, in its sole discretion, reduce, eliminate or increase any Incentive Plan Award for any individual or group, except that the amount of any Incentive Plan Award intended to be Qualified Performance-based Compensation may not be increased above the amount determined under Section 4(a) hereof.

(ii) The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant’s annual rate of salary in effect for the last full payroll period of the Performance Period to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed $2,000,000 for a Fiscal Year Performance Period (or in the case of a Performance Period other than a Fiscal Year, an amount that bears the same ratio to $2,000,000 as the Performance Period bears to a Fiscal Year).

(iii) The Committee shall have the discretion and authority to make adjustments to any Incentive Plan Award in circumstances where, during the Performance Period: (1) a Participant leaves the Employer and is rehired as a Participant; (2) a Participant is hired, promoted or transferred into a position eligible for EMICP participation; (3) a Participant transfers between eligible EMICP positions with different Incentive Percentages or Performance Goals; (4) a Participant transfers to a position not eligible to participate in the EMICP; (5) a Participant becomes eligible for an incentive from another incentive plan maintained by the Company or Affiliated Corporation; (6) a Participant is on a leave of

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

absence; and (7) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the EMICP; provided however, that the Committee shall not be authorized to increase the amount of the Incentive Plan Award payable to a Covered Employee if the amount was intended to be Qualified Performance-based Compensation.

(c) Payment of Award. Unless the Committee provides otherwise, Incentive Plan Awards will be paid in cash or cash equivalent within 120 days of the end of the applicable Performance Period to which the award pertains, but in no event prior to certification by the Committee as provided in Section 4(a). If any portion of an Incentive Plan Award payable to a Covered Employee that is intended to be Qualified Performance-based Compensation for any reason is not deductible, payment of that portion shall, at the Committee’s discretion, be deferred until the earliest date it may be paid and deducted; provided however, that any such deferral shall be made in compliance with a plan designed to comply with the requirements of Section 409A of the Code. Further, if the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Employer. No payment shall be made if the Committee determines the qualification requirements of Section 4(b)(i) have not been satisfied by the Participant.

(d) Change in Control. Notwithstanding anything in this Plan to the contrary, including any limitations imposed by Section 6(j), all Participants employed by the Company or an Affiliated Corporation upon a Change in Control (as defined in the Chittenden Corporation Stock Incentive Plan, as amended from time to time) shall receive within 31 days following a Change in Control a lump sum payment of (i) his or her target Incentive Plan Award for the Performance Period in which the Change in Control occurs multiplied by (ii) a fraction, the numerator of which is the number of calendar days during the Performance Period that have elapsed from the beginning of the Performance Period to the Change in Control and the denominator of which is the number of calendar days during the entire Performance Period. Such lump sum payment shall, to the extent made, be deemed a complete discharge of the Participant’s Incentive Plan Award for such Performance Period.

5. ADMINISTRATION

(a) General. The EMICP shall be administered by the Committee. Subject to the provisions of the EMICP, the Committee shall have full discretionary authority to administer and interpret the EMICP, to exercise all powers either specifically granted to it under the EMICP or as are necessary or advisable in the administration of the EMICP, to decide the facts in any case arising under the EMICP, to prescribe, amend and rescind rules and regulations relating to the EMICP, to require performance reports on which it can base its determinations under Section 4(a), and to make all other determinations necessary or advisable for the administration of the EMICP, all of which shall be binding on all persons, including the Company, Affiliated Corporations, the Participants (or any person claiming any rights under the EMICP from or through any Participant), and any shareholder of the Company. A majority of the Committee shall constitute a quorum, and, provided a quorum

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

is present (or unanimous written consent is otherwise obtained), the Committee shall act pursuant to a majority vote of those present. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the EMICP or any Incentive Plan Award.

(b) Delegation. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, may delegate all or any part of its responsibilities and powers for administering the EMICP to one or more persons as the Committee deems appropriate, and at any time revoke the allocation or delegation; provided however, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee’s Incentive Plan Award intended to be Qualified Performance-based Compensation to the extent delegation is prohibited under Section 162(m) of the Code.

6. MISCELLANEOUS

(a) Amendment and Termination.

(i) The Board may at any time amend or terminate the EMICP (in whole or in part) without the approval of the shareholders of the Company, except as otherwise provided in this Section 6(a). Neither the Company nor any Affiliated Corporation is obligated to continue this EMICP.

(ii) Any amendment to the EMICP that changes the class of individuals of an Employer eligible to participate, changes the Performance Measures or the formula used or increases the maximum dollar amount that may be paid to a Participant for a Performance Period shall not be effective with respect to Incentive Plan Awards to Covered Employees intended to be Qualified Performance-based Compensation unless the amendment is approved by shareholders before the Incentive Plan Award is paid.

(b) Effect of Incentive Plan Awards on Other Compensation.

(i) Incentive Plan Awards shall not be considered eligible pay under other plans, benefit arrangements, or fringe benefit arrangements of the Company or an Affiliated Corporation, unless otherwise provided under the terms of other plans.

(ii) To the extent provided in the applicable benefit plan or benefit arrangement of the Company or an Affiliated Corporation, amounts payable as Incentive Plan Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other plans at the time the Incentive Plan Award is otherwise payable.

(c) No Guarantee, No Funding. The payment of an Incentive Plan Award for any Performance Period does not guarantee any person eligibility for or payment of an

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

Incentive Plan Award for any other Performance Period. Incentive Plan Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the EMICP, the right is no greater than the right of any other unsecured general creditor.

(d) Tax Withholding. The Participant’s Employer shall have the right to deduct from all payments made under the EMICP any federal, state or local taxes required by law to be withheld with respect to the payments.

(e) Governing Law. The provisions of the EMICP shall be interpreted, construed, and administered in accordance with the referenced provisions of the Code and with the laws of the State of Vermont.

(f) Awards Not Transferable. Subject to Section 6(h), no amount payable to, or held under the EMICP for the account of, any Participant, spouse or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the EMICP for the account of, any Participant be in any manner liable for such Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

(g) No Contract. This EMICP shall not be deemed a contract of employment with any Participant, nor shall any provision hereof affect the right of the Company or any Affiliated Corporation to terminate a Participant’s employment.

(h) Payments to Minors and Incompetents; Death. If any Participant, spouse or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan. In the event of a Participant’s death prior to payment of any Incentive Plan Award to which Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries in accordance with the beneficiary designation on file with the Company. If no such beneficiary designation is in effect, payments shall be made to the Participant’s estate.

(i) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.

CHITTENDEN CORPORATION

2005 Executive Management Incentive Compensation Plan

(j) Compliance with Section 162(m) of the Code. It is the intent of the Company that compensation under the Plan payable to Covered Employees shall constitute Qualified Performance-based Compensation unless otherwise determined by the Committee at the time of allocation of an award. Accordingly, the terms of Section 4 and other provisions of the Plan, including the definitions and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or any document relating to an award that is designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such award upon attainment of the applicable performance objectives. Notwithstanding the foregoing, however, whenever the Committee determines that it is advisable to grant or pay Incentive Plan Awards that do not qualify as Qualified Performance-based Compensation, the Committee may make grants or payments without satisfying the requirements of Section 162(m) of the Code, provided, however, that any such determination must be made prior to the time that any such grant or payment is made.

(k) Severability; Entire Agreement. If any of the provisions of this Plan or any award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any award documents contain the entire agreement of the parties with respect to the subject matter thereof and, unless specified otherwise, supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

(l) Captions. The captions contained in the EMICP are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor do they in any way affect the construction of any provision of the Plan.